UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 16, 2007

LAKELAND BANCORP, INC.

(Exact Name of Registrant as Specified in its Charter)

New Jersey	33-27312	22-2953275
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 Oak Ridge Road, Oak Ridge, New Jersey	07438
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (973) 697-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On May 16, 2007, Lakeland Bancorp, Inc. (the “Company”) completed the issuance of $20.0 million (after discounts) in trust preferred securities, through a pooled offering with Sandler O’Neill & Partners, L.P. issued through Lakeland Bancorp Capital Trust IV, a newly formed subsidiary of the Company. The trust preferred securities mature in approximately thirty years and interest is paid quarterly at a fixed rate of 6.61% per annum for the first five years and then at a floating rate of three month LIBOR plus 152 basis points. The securities are redeemable after five years, or earlier if certain unforeseen regulatory events occur. The proceeds of such issuance will be used for general corporate purposes, including capital contributions to Lakeland Bank, and for working capital and other corporate purposes. Copies of the operative documents are attached as exhibits to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit 10.1 – Amended and Restated Declaration of Trust dated and effective as of May 16, 2007, by the Trustees (as defined therein), the Administrators (as defined therein), the Sponsor (as defined therein) and the holders from time to time of undivided beneficial interests in the assets of the Trust (as defined therein) to be issued pursuant to the Declaration

Exhibit 10.2 – Indenture dated as of May 16, 2007, between Lakeland Bancorp, Inc. as Issuer and Wilmington Trust Company as Trustee.

Exhibit 10.3 Placement Agreement dated as of May 14, 2007, among Lakeland Bancorp Capital Trust IV, Lakeland Bancorp, Inc., and Sandler O’Neill & Partners, L.P.

Exhibit 10.4 – Guarantee Agreement dated as of May 16, 2007, executed and delivered by Lakeland Bancorp, Inc. as Guarantor and Wilmington Trust Company as Guarantee Trustee for the benefit of the Holders (as defined therein) from time to time of the Capital Securities (as defined therein) of Lakeland Bancorp Capital Trust IV.

Exhibit 99.1 – Press Release, dated as of May 16, 2007, issued by Lakeland Bancorp announcing the offering of $20 million of trust preferred securities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAKELAND BANCORP, INC.

By:	/s/ Roger Bosma
Roger Bosma
President and Chief Executive Officer

Dated: May 18, 2007